UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 17, 2011

EARTHLINK, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	001-15605 (Commission File Number)	58-2511877 (I.R.S. Employer Identification No.)

1375 Peachtree St., Atlanta, Georgia      30309

(Address of principal executive offices)     (Zip Code)

(404) 815-0770

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On May 17, 2011, EarthLink, Inc. (the “Company”) issued $300 million aggregate principal amount of its 8-7/8% Senior Notes due 2019 (the “Notes”) through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to purchasers outside the United States in reliance on Regulation S under the Securities Act.  The Notes were initially sold pursuant to a purchase agreement, dated May 12, 2011, among the Company, the wholly-owned subsidiaries named as guarantors therein (the “Guarantors”) and Deutsche Bank Securities Inc. (the “Initial Purchasers”) (the “Purchase Agreement”).  The Notes were issued at 96.555% of their principal amount,  resulting in proceeds to the Company of approximately $289.67 million (before deducting fees and other expenses).

The Notes were issued under an Indenture, dated as of May 17, 2011 (the “Indenture”), among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Notes and the related guarantees are the Company’s and the Guarantors’ unsecured senior obligations and rank equally with all of the Company’s and the Guarantors’ other senior indebtedness.  The Notes accrue interest at a rate of 8-7/8% per year, payable on May 15 and November 15 of each year, commencing on November 15, 2011. The Notes will mature on May 15, 2019.

The Company may redeem the Notes, in whole or in part, (i) from May 15, 2015 until May 15, 2016 at a price equal to 104.438% of the principal amount of the Notes redeemed; (ii) from May 15, 2016 until May 15, 2017 at a price equal to 102.219% of the principal amount of the Notes redeemed; and (iii) from May 15, 2017 at a price equal to 100% of the principal amount of the Notes redeemed, in each case plus accrued and unpaid interest.  Prior to May 15, 2015, the Company may also redeem the Notes, in whole or in part, at a price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus a make-whole premium and accrued and unpaid interest.  In addition, prior to May 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a price equal to 108.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest.

The Indenture includes covenants which, subject to certain exceptions, limit the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness, make certain types of restricted payments, incur liens on assets of the Company or the Restricted Subsidiaries, engage in asset sales and enter into transactions with affiliates. Upon a change of control (as defined in the Indenture), the Company may be required to make an offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest. The Indenture also contains customary events of default.

In connection with the issuance of the Notes, the Company and the Guarantors entered into a Registration Rights Agreement, dated as of May 17, 2011 (the “Registration Rights Agreement”), with the Initial Purchasers. The Registration Rights Agreement requires the Company to register under the Securities Act new 8-7/8% Senior Notes due 2019 (the “Exchange Notes”) having substantially identical terms to the Notes and to complete an exchange of the privately placed Notes for the publicly registered Exchange Notes or, if the exchange cannot be effected, to file and keep effective a shelf registration statement for resale of the Notes. Failure of the Company to comply with the registration and exchange requirements set forth in the Registration Rights Agreement within the time periods specified therein would require the Company to pay additional interest on the Notes until any such failure to comply is cured.

The foregoing descriptions of the Notes, the Indenture and Registration Rights Agreement do not purport to be complete; and the references to the Indenture and Registration Rights Agreement are qualified in their entirety by reference to the copies of those documents filed herewith as Exhibits 4.1 and 4.2, respectively, which are incorporated herein by reference.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures set forth under Item 1.01 are incorporated herein by reference into this Item 2.03.

Item 9.01.              Financial Statements and Exhibits

(d)  Exhibits

4.1                                 Indenture, dated May 17, 2011, among EarthLink, Inc., the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (includes the form of Note)

4.2                                 Registration Rights Agreement, dated May 17, 2011, among EarthLink, Inc., the subsidiary guarantors party thereto and Deutsche Bank Securities Inc., as representative to the initial purchasers listed on Schedule 1 of the Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

By:	/s/Bradley A. Ferguson
Bradley A. Ferguson
Executive Vice President,
Chief Financial Officer

Date: May 17, 2011

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated May 17, 2011, among EarthLink, Inc., the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (includes the form of Note)

4.2

Registration Rights Agreement, dated May 17, 2011, among EarthLink, Inc., the subsidiary guarantors party thereto and Deutsche Bank Securities Inc., as representative to the initial purchasers listed on Schedule 1 of the Purchase Agreement